Exhibit 99.1

Orexigen Announces Favorable Decision from U.S. District Court in Patent Litigation, Confirming Exclusivity for Contrave Through 2030

SAN DIEGO, Oct. 13, 2017 /PRNewswire/ — Orexigen Therapeutics, Inc. (Nasdaq: OREX) announced today that the United States District Court for the District of Delaware issued a ruling in favor of Orexigen in the paragraph IV litigation against Actavis Laboratories FL, Inc. (Actavis) for three patents for Contrave® (naltrexone HCl / bupropion HCl extended release) with exclusivity through 2030.

“Orexigen’s intent was to vigorously defend our intellectual property and we are very pleased with the Court’s decision upholding the validity of all of the patents involved in the case,” said Michael Narachi, President and CEO of Orexigen. “The Court’s positive decision allows Orexigen to continue to fulfill its mission to provide innovative medicine to treat patients who are overweight or struggling with obesity.”

Narachi added, “As we progress on our path to profitability by 2019, we expect that exclusivity through 2030 will provide many valuable years of growing profitability for Contrave.”

Orexigen filed the lawsuit in response to an Abbreviated New Drug Application (ANDA) filed by Actavis, which sought to market and sell a generic version of the currently approved dose of Contrave tablets, prior to the expiration of U.S. patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. The ruling applied to Orexigen’s two U.S. patents known as the Weber-Cowley patents (U.S. patents 7,375,111 and 7,426,626), which expire in 2024 and 2025, as well as the dissolution patent (U.S. patent 8,916,195), which expires in 2030.

About Contrave

Contrave, approved by the FDA in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia).

Orexigen is committed to helping eligible patients learn about Contrave and recommends patients visit www.contrave.com for additional information.

For more information and full prescribing information please visit www.contrave.com.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of weight loss and obesity. The company’s mission is to help improve the health and lives of patients struggling to lose weight. Orexigen’s first product, Contrave® (naltrexone HCl and bupropion HCl extended release), was approved in the U.S. in September 2014. In the European Union, the medicine has been approved under the brand name Mysimba™ (naltrexone HCl / bupropion HCl prolonged release). Millions around the globe continue to face challenges of weight loss. Orexigen is undertaking a range of development and commercialization activities, both on its own and with strategic partners, to bring Contrave / Mysimba to patients around the world. As a patient-centric company, Orexigen continues to focus not only on innovating medicine for the treatment of obesity, but to also offer unique resources and healthcare delivery options to improve the patient experience. Further information about Orexigen can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential success of marketing and commercialization of Contrave/Mysimba in the United States and elsewhere; and the potential growth of Contrave/Mysimba sales.

The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that the marketing and commercialization of Contrave/Mysimba will not be successful; the company’s ability to obtain and maintain partnerships and the ability of it or its partners to maintain marketing authorization globally; the company’s ability to adequately inform consumers about Contrave; the company’s ability to successfully commercialize Contrave with a specialty sales force in the United States; the capabilities and performance of various third parties on which it relies for a number of activities related to the manufacture, development and commercialization of Contrave/Mysimba; the estimates of the capacity of manufacturing and the company’s ability to secure additional manufacturing capabilities; the company’s ability to successfully complete the post-marketing requirement studies for Contrave; the therapeutic and commercial value of Contrave/Mysimba; competition in the global obesity market, particularly from existing therapies; the company’s failure to successfully acquire, develop and market additional product candidates or approved products; the company’s ability to obtain and maintain global intellectual property protection for Contrave and Mysimba; other legal or regulatory proceedings against Orexigen, as well as potential reputational harm, as a result of misleading public claims about Orexigen; the company’s ability to maintain sufficient capital to fund its operations for the foreseeable future; the company’s ability to satisfy covenants in the indentures for its outstanding indebtedness, including one requirement that the company generate consolidated net product sales of least $100 million for fiscal 2017; the company’s ability to satisfy the applicable listing standards of the NASDAQ Global Market; and other risks described in Orexigen’s filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks will be included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2017 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Contacts:

Jason Keyes

Chief Financial Officer

Orexigen Therapeutics, Inc.

+1-858-875-8600

jkeyes@orexigen.com

Erika Hackmann

Y&R PR (Media Contact for Orexigen)

+1-917-538-3375

erika.hackmann@yr.com